[***]=Confidential Treatment Requested for Redacted Portions of Document.
                                                                    Exhibit 10.7

                          INTERNET SERVICES AGREEMENT
                                BY AND BETWEEN

                          COMPAQ COMPUTER CORPORATION
                                      AND
                               VERTICALNET, INC.


This agreement ("Agreement") is entered into as of the 19th day of January, 1999 ("Effective Date"), by and between Compaq Computer Corporation ("Compaq"), a Delaware Corporation, and VerticalNet, Inc., ("VerticalNet"), a Pennsylvania corporation, located at 2 Walnut Grove Drive, Suite 150, Horsham, Pennsylvania 19044.

This Agreement sets forth the terms and conditions between the parties.

                                   RECITALS

A. Compaq maintains a site on the Internet known as AltaVista Search Service with the URL http://www.altavista.com which contains various search
                  ------------------------
     services.

B. VerticalNet is engaged in the business of creating and operating "vertical trade communities" with multiple sites on the Internet. VerticalNet also owns or has the right to distribute certain content of interest to industrial community users.

C. The parties shall develop "Industrial Communities" within the AltaVista Search Service. VerticalNet will provide content and Compaq will deliver a minimum number of impressions, collectively to the thirty one Co-Branded Home Pages during the term of this Agreement. VerticalNet will develop content for a minimum of thirty-one (31) distinct Co-Branded Home pages corresponding to, but not limited to, each then current and future VerticalNet websites, listed in Exhibit A. Compaq will guarantee
                                     ---------
     traffic levels as specified herein in consideration for the payments for impressions and share in the ad revenue generated from the sale of advertising on the Co-Branded pages.


1.   DEFINITIONS

     1.1 "Advertising Placement Fee" means the fee owned to the Advertising Sales Company for the promotion and sale of advertising placed in connection with the Co-Branded Property.

     1.2  "AltaVista Home Page" means the web page with the URL
          http://www.altavista.com
          ------------------------

     1.3 "AltaVista Navigation Bar" means the AltaVista header provided in Exhibit D. This Navigation Bar will include a link back to the
          ---------
          AltaVista Search Service.

     1.4 "AltaVista Search Engine" means the software program(s) developed by Compaq that (i) compares the text query of an End User to the text URL sites indexed by AltaVista and (ii) compiles those qualifying URLs into a response file.

     1.5 "AltaVista Search Service" means (i) the full-text World Wide Web search engine and the index of the entire World Wide Web which can currently be accessed through http://www.altavista.com and which was
                                        ------------------------
          developed and is operated by or on behalf of Compaq, and any pages contained therein, or (ii) with the approval of VerticalNet (which approval will not be unreasonably withheld) any successor full-text World Wide Web search engine and index of the public World Wide Web operated by Compaq or any subsidiary of Compaq.

     1.6 "Co-Branded Community Pages" means all pages that an End User visits on the Vertical Net site accessible through the Co-Branded Home Pages. The Co-Branded Community Pages will carry AltaVista Navigation Bar.

     1.7 "Co-Branded Home Pages" means website pages that correspond to the top level community page on a VerticalNet website on which both AltaVista's and VerticalNet's logos and tool bars appear. The URL of the Co-Branded Home Pages will be of the form
          http://altavista.wateronline.com. VerticalNet shall host all
          --------------------------------
          Co-Branded Home Pages. The design of the Co-Branded Home Pages shall be consistent with Exhibit E.
                             ---------

     1.8 "Co-Branded Impression Pages" means the combination of Co-Branded Home Pages and the Industrial Community Page. These pages are used to calculate payments from VerticalNet to Compaq as outlined in Section 7.

     1.9 "Content" means all items that appear on the Co-Branded Home Pages and the Co-Branded Community Pages with the exception of the AltaVista Navigation Bar and logo.

     1.10 "Dictionaries" mean a set of Keywords when searched upon by the AltaVista Search Service, will trigger a text link to the appropriate Co-Branded Home Page.

     1.11 "End User" means a person who accesses either the AltaVista Search Service of the Co-Branded Home and Community Pages.

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     1.12 "Industrial Community Link" means a specific link on the AltaVista
          Home Page that would link to the Industrial Community Page.

     1.13 "Industrial Community Page" means the page on the Compaq server which contains links to all of the Co-Branded Home Pages, set forth in Exhibit J.
          ---------

     1.14 "Intellectual Property Rights" means trade secrets, patents, copyrights, trademarks, trade dress, know-how and similar rights of any type under the laws of any governmental authority including, without limitation, all applications and registrations relating to any of the foregoing.

     1.15 "Keywords" mean those words and phrases set forth on Exhibit B which
                                                               ---------
          will make up the Dictionaries. The Keywords will have direct relevance to the industrial community to which they are associated. Additional Keywords may be added upon the mutual consent of VerticalNet and Compaq, which consent shall not be unreasonably withheld.

     1.16 "Net Revenue" means gross revenue invoiced for advertising sales and sponsorships generated from the Co-Branded Home Pages and Industrial Communities Page, plus direct referral fees, defined as compensation for sales leads that VerticalNet advertisers pay Vertical Net when those leads are generated on the Co-Branded Home Pages, less outside agency fees (or internal equivalent AltaVista cost to generate gross revenues), actual discounts or credits allowed, if any, and sales, tariff duties and/or use taxes.

     1.17 "Search Results Page" means the page shown after a user enters a query into the AltaVista Search Services main search box. It consists of a collection of links presented to a user who has entered a query, including question/answer links, directory links and full text search hits, resulting from a complete search of the World Wide Web. These pages are currently in the form as shown in Exhibit C.
                                                      ---------

     1.18 "Search Result Text Link" means the text link served to a Co-Branded Home Page on the Search Result Page.

     1.19 "VerticalNet Competitors" means those entitles set forth in Exhibit I.
                                                                      ---------

     1.20 "Website" means a repository of data and other information in electronic form residing on one or more servers that can be accessed via the WWW by an End User on an anonymous basis.

     1.21 "World Wide Web" or "WWW" means the Internet-based distributed information service that utilizes the hypertext transfer protocol
          (http) or any purchased protocol.

2.   DESCRIPTION OF OPERATION OF CO-BRANDED PROPERTY

     2.1 The Industrial Community Page shall be accessible to End Users through its own URL and, at Compaq's discretion, through a link on the AltaVista Home Page. This link will be identified as "Industrial Communities" or some other name at Compaq's discretion, as approved in writing by VerticalNet, which approval shall not be unreasonably withheld.

     2.2 When a user initiates a search within the AltaVista Search Engine, they will be presented with a Search Results Page. On this Results Page, the End User will be presented with the Search Result Text Link to the specific related Co-Branded Home Page if there is such a community assigned to the End User's search word(s). The placement and appearance of such a link will be at Compaq's discretion.

     2.3 VerticalNet will place an AltaVista Navigation Bar on Co-Branded Home Pages and Co-Branded Community pages. The Co-Branded Home and Community Pages will initially utilize the branding and navigation depicted in
          Exhibit D. VerticalNet will make commercially reasonable efforts to
          ---------
          assure that all pages directly linked from a Co-Branded Home Page will include the AltaVista Navigation Bar. If Compaq wishes to change the appearance or placement, it must be with the mutual written consent of VerticalNet, which consent will not be unreasonably withheld. If properly approved, VerticalNet will make such changes to update the appearance or placement within ten (10) business days of the written request. Mechanisms will be established to keep the branding and navigation consistent with both the main AltaVista site and with VerticalNet's site.

     2.4 Any existing or future agreement between AltaVista and or its agencies, and VerticalNet shall not contribute to the impression delivered to the Co-Branded Home Pages or Industrial Community Page under this agreement.


3.   COMPAQ RESPONSIBILITIES

     3.1 Compaq will integrate the Keywords into the Dictionaries by the Scheduled Launch Date, 1/18/99. Additional Keywords shall be added to the Dictionaries within fifteen (15) days of their addition to Exhibit
                                                                         -------
          B. There will be one Dictionary of Keywords for each of the Co-Branded
          --
          Home Pages, provided they meet Compaq's approval, which approval shall not be unreasonably withheld. When an End User searches on a Keyword that appears in a Dictionary, Compaq will serve a Search Result Text Link to the corresponding Co-Branded Home

          Page. Compaq shall have the right to determine which Co-Branded Home Pages are linked to which Keywords, subject to VerticalNet's approval. Compaq agrees that during the term of this Agreement, it will not serve a similar, paid for or bartered text link from a search to a website or web page owned or operated by a VerticalNet Competitor. All search results, question answer results directory linkages and banner ads are exempt from this competitive exclusion.

     3.2 Compaq, at its discretion, will create the Industrial Community Link. Compaq will determine the placement of the Industry Community Link on the AltaVista Home Page and any other alternate location for its Industrial Community Links. Compaq will not provide links from the Industrial Community Page to any VerticalNet Competitors.

     3.3 Compaq will use commercially reasonable efforts to implement the functionality set forth in Sections 2.1, 2.2, 3.1 and 3.2 and to display promotions and advertising banners as described herein on or before the Scheduled Launch Date.

     3.4 AltaVista will deliver a minimum total of [***] impressions to the Co-Branded Impression Pages, as defined in Section 1.8 during the one year Term of this Agreement. Of these, at least [***] shall consist of impressions to the Co-Branded Home Pages.

     3.5  Compaq has the right to sell the banner (standard dimensions of 468 x
          60) which may appear at the top and or the bottom of the Industrial Communities Page. Compaq has the right to retain a sales agent, provided that the agent is not a VerticalNet Competitor. Compaq or its agent may not sell advertising on the Industrial Communities Page to a VerticalNet Competitor. VerticalNet shall share in the Net Revenue from the sale of advertising on the page using the schedule listed in Exhibit F.
          ---------

     3.6 Ten (10) days prior to the Scheduled Launch Date, Compaq shall provide VerticalNet all technical and other data needed for VerticalNet to implement the AltaVista navigator bar on the Co-Branded Home and Community Pages.


4.   VERTICALNET RESPONSIBILITIES

     4.1 VerticalNet will own and be responsible for the generation of all advertising revenues, with the exception listed in Section 3.5 above, on the Co-Branded Pages, unless otherwise agreed to by the parties in writing.

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     4.2  VerticalNet will be responsible for the creation and maintenance of the content for the Co-Branded Home and Community Pages. There shall be no limit to the number or quantity of the Co-Branded Home and Community Pages.

     4.3 VerticalNet may suggest additions or deletions of Keywords on a monthly basis, subject to prior advertising commitments and Section
          1.15. There will be no cap to the amount of "Keywords."

     4.4 VerticalNet will Maintain the Co-Branded Home and Community Pages on VerticalNet's Servers per the performance criteria in Exhibit H.
                                                                ---------

     4.5 VerticalNet will use commercially reasonable efforts to implement the Co-Branded Home Pages and Co-Branded Community Pages, assist Compaq in the implementation of the Industrial Community Page and to display the promotions and advertising banners as described herein on or before the Scheduled Launch Date.

     4.6 VerticalNet will be responsible for providing monthly Net Revenue reports for the Co-Branded Home Pages, due on the fifth business day of every month for the prior month. These reports should be sent to avreports@digital.com.
          ---------------------

     4.7 VerticalNet will create a Co-Branded Home Page for all new VerticalNet websites and, with the prior written approval of Compaq whose approval will not be unreasonably withheld, link it to the Industrial Community Page prior to publicly launching the new site on the World Wide Web.

     4.8 VerticalNet shall offer a search feature for content on its commercial sites, and shall make such feature available on the Co-Branded Home Pages. VerticalNet shall make commercially reasonable efforts to provide a uniform user experience between the AltaVista Search Service and the Co-Branded Home Pages.

     4.9 VerticalNet will review and approve the design of the AltaVista branded elements provided by Compaq for incorporation in the Co-Branded Home and Community Pages which approval will not be unreasonably withheld.


5.   EXCLUSIVITY

     5.1 During the first year of this Agreement, VerticalNet will not offer Industry Community Pages or Co-Branded Home Pages hosted on the VerticalNet servers to Excite, Lycos, Infoseek, Yahoo, Hotbot, Netscape and any search engine service operated by Microsoft or its subsidiaries (collectively "AltaVista Competitors"). The "Launch Date" shall mean that time that: (i) Compaq has implemented the functionality as set forth in Sections 2.1, 2.2, 3.1 and 3.2; (ii) VerticalNet has implemented the functionality set forth in Sections 2.3 and 4.4, (collectively, the "Launch Date"); and (iii) the foregoing functionality is made available to End Users. VerticalNet reserves the right to offer co-branded pages on other parties servers to any third parties, including AltaVista Competitors, as long as Compaq is offered similar rights for VerticalNet content only.

     5.2 During the of this Agreement, VerticalNet will not sell or barter advertising on the Co-Branded Home Pages to AltaVista Competitors.

     5.3 In the event that Compaq has not delivered 50% of the total impressions due at the two month period of the contract or any successive two month period (on a pro rata basis), then the restrictions set forth in Sections 5.1 and shall not apply, regardless of whether Compaq subsequently delivers the proper amount of impressions.


6.   BARTER ADVERTISING

     The parties agree to display barter advertising for the other party on their respective sites during the initial Term of the Agreement. The maximum value of the barter advertising is $300,000 for each party. The value of the Barter Advertising will be determined based on the then current rate cards of each company. Such Barter Advertising is for the sole purpose of promoting each other's web property and shall not include promotion of a third party's web property. Any such serving of respective barter advertising will be at the sole discretion of the other party. Such Barter Advertising will not affect the advertising agreements currently in place between VerticalNet and AltaVista's advertising sales agency.


7.   PAYMENT AND SCHEDULE

     7.1 General. In consideration for the placement of the Industrial Community Link on the AltaVista Home Page and impressions delivered to the Co-Branded Impression Pages, VerticalNet shall make the following payments to Compaq:

          7.1.1 A non-refundable payment of [***] for the placement of Industrial Community Link on the AltaVista home page or the initiation of the Barter Advertising as per Section 6 of this Agreement. This fee shall be payable in three equal monthly installments beginning 30 days after the Launch Date of this Agreement.


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     [***]=Confidential Treatment Requested for Redacted Portions of Document
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          7.1.2  After such time as Compaq has served [***] Co-Branded
                 Impression Pages of which [***] must be Co-Branded Home pages, VerticalNet shall pay $83.33 per thousand Co-Branded Impression pages served (CPM) to a maximum of [***]. For the purposes of this section, no more than [***] of the Co-Branded Impression pages billable at any point shall be Industrial Community Page.

          7.1.3 Compaq and VerticalNet will share the Net Revenue from all of the Co-Branded Home Pages in accordance with the schedule in Exhibit F. VerticalNet makes no representation that any such
                 ---------
                 sales will occur, but will attempt to sell advertising on a best efforts basis.

     7.2 Manner of payment. All payments shall be payable in U.S. dollars by check or wire transfer to such U.S. bank account as directed in writing. The Terms of payment are Net 45 days from the last day of the fiscal quarter revenue is earned and/or received by VerticalNet or Compaq.

     7.3 If either party fails to pay any amounts when due and payable and such amounts are not disputed in good faith, then said party shall pay the other a late payment charge of one and a half percent (1.5%) per month, but not in excess of the lawful maximum, on any past due balance which is not subject to a good faith dispute.


8.   PROPRIETARY RIGHTS

     8.1 Compaq and AltaVista. As between Compaq and VerticalNet, Compaq shall own all right, title and interest in and to the AltaVista Search Service, the AltaVista Web Crawler, the AltaVista URL Index, including without limitation all successor products thereof and any current or future intellectual property rights embodied in the foregoing.

     8.2 As between Compaq and VerticalNet, VerticalNet shall own all right, title and interest in and to the Content for the Co-Branded Home and Community Pages and any current or future intellectual property rights embodied in the foregoing. The above does not apply to the AltaVista logo or trademarks to be used on the Co-Branded Home and Community Pages, nor the use of the AltaVista name on those pages or in the URL of the Co-Branded Pages.

     8.3 No Implied License. Except for the license rights granted herein, neither party grants the other rights in or to each other's respective intellectual property.

     8.4 Trademarks: Each party grants the other a non exclusive, non transferable, royalty free right to display the trademarks and logos made available by such

     [***]=Confidential Treatment Requested for Redacted Portions of Document party, subject to the terms of this Agreement and such party's standard trademark usage guidelines (copies of which are attached as Exhibit G). In the event either party determines that the others use of the applicable trademarks or service marks is inconsistent with the applicable Trademark or Service Mark holders quality standards, then upon written request and within a reasonable time the applicalbe party shall conform such trademark or service mark use to the appropriate party standards. If either party fails to conform the applicable trademark use or service mark usage, then the owner of the marks shall have the right to suspend use under the terms of this Agreement.


9.   CONFIDENTIALITY AND PUBLICITY

     9.1 During the Term of this Agreement (including any renewal Terms) and for a period of one year thereafter, each party shall retain in confidence any information provided to it by the other party which is marked, labeled or otherwise designated as confidential or proprietary, unless the information sought to be disclosed (a) is publicly known at the time of disclosure, (b) is lawfully received from a third party not bound in a confidential relationship with the other party, (c) is published or otherwise made known to the public by the other party, (d) was generated independently without reference to the other party's confidential information, or (e) is required to be disclosed under a court order, (f) or as required by law. Each party shall use at least the same standard of care with the others confidential information as it does with its own. Upon either termination of expiration of this Agreement the parties will return all confidential data provided under the terms of this Agreement within thirty (30) days of termination or expiration.

     9.2 Neither party will issue any press releases or other public statements regarding this Agreement without the other party's prior written approval.

     9.3 Upon termination or expiration of this Agreement either party is permitted to issue a press release solely to the effect the Agreement has either expired or was terminated. Neither party is permitted to disclose any business terms of this Agreement with respect to such press release.


10.  WARRANTIES, INDEMNIFICATION AND LIMITATION OF LIABILITY

     10.1 Compaq warrants and represents:

          10.1.1 That it has the full corporate right, power and authority to enter into this Agreement;

          10.1.2 That the execution of this Agreement and the performance of the obligations and duties hereunder, do not and will not violate any agreement to which Compaq is a party or which it is otherwise bound; and;

          10.1.3 VerticalNet acknowledges that Compaq makes no representations, warranties or agreements related to the subject matter expressly provided for in this Agreement.

     10.2 VerticalNet warrants and represents:

          10.2.1 That it has the full corporate right, power and authority to enter into this agreement;

          10.2.2 That the execution of this Agreement and the performance of the obligations and duties hereunder, do not and will not violate any agreement to which VerticalNet is a party or which it is otherwise bound; and

          10.2.3 Compaq acknowledges that VerticalNet makes no representations, warranties or agreements related to the subject matter expressly provided for in this Agreement.

     10.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT THE SERVICES PROVIDED HEREUNDER ARE BEING PROVIDED "AS IS", "WITH ALL FAULTS," AND THAT NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED AS TO THE USEFULNESS, ACCURACY, RELIABILITY OF EFFECTIVENESS OF THE SERVICES OR THAT ANY OF THE SERVICES PROVIDED HEREUNDER WILL BE ERROR FREE, OR THAT DEFECTS HAVE OR WILL BE CORRECTED, OR THAT THE SERVICES WILL MEET THE NEEDS OF THE OTHER PARTY OR ANY THIRD PARTY. WITHOUT LIMITING THE FOREGOING, EACH PARTY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY FAILURE, DISRUPTION, DOWNTIME, INCORRECT LINKAGE OR OTHER NON PERFORMANCE OF EACH OTHER'S SERVICE.


     10.4 INDEMNIFICATIONS

          10.4.1 Each party (the "indemnifying party") will indemnify, defend and hold harmless the other party and its corporate parent or affiliates (collectively "the indemnified party") from and against all claims, suits and proceedings, and any and all related liabilities, losses, expenses, damages and costs (including without limitation, reasonable attorney fees), including, without limitation, any third party claims alleging infringement of any copyright, trademark or other intellectual property right or alleging libel, defamation or invasion of privacy, arising from the use of any content, products, services, software, trademarks, logos or other materials or information (collectively "Materials") (a) provided by the indemnifying party or (b) accessible on the indemnifying party's Website or via a link from the indemnifying party's Website, unless such Materials were originally provided by the indemnified party.

          10.4.2 The indemnified party will: promptly notify the indemnifying party of any claim, suit, or proceeding for which indemnity is claimed; cooperate reasonably with the indemnifying party at the latter's expense; and allow the indemnifying party to control the defense or settlement thereof. The indemnified party will have the right to participate in any defense of a claim and or to be represented by counsel of its own choosing at its own expense. The indemnifying party's obligations under this section shall not apply to any claims based upon the use of Materials that have been altered by any third party other than the indemnifying party, the combination of any Materials with any items not provided by the indemnifying party, or the display of any material in a manner not approved by the indemnifying party, if and to the extent such claim would not have arisen but for such alterations, combinations or display.


     10.5 LIMITATION OF LIABILITY

          10.5.1 Except for a breach of either parties intellectual property rights and the indemnification in Section 10.4, THE LIABILITY OF EITHER PARTY FRO DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED THE AMOUNTS PAID BY VERTICALNET TO ALTAVISTA HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS PROFITS, IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IN THE EVENT SUCH PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES.

11.  TERM AND TERMINATION

     11.1 The Term of this Agreement shall be one year from the date of execution ("Effective Date"), unless termination in accordance with the provisions of this Section. Thereafter, this Agreement will automatically renew on a year-to-year basis unless either party notifies the other at least thirty (30) days prior to the applicable renewal term.

     11.2 Either party may terminate this Agreement or any renewal term thereof at any time (a) in the event of a material breach by the other party that has not been cured within thirty (30) days of written notice thereof or (b) within thirty (30) days prior to a renewal period, provided such notice is given in writing.

     11.3 Subsequent to Termination by either party or expiration of this Agreement, such Termination or expiration shall not act as a waiver of either party's rights or payment obligations under this Agreement or release either party from any liability for breach of such party's obligations under this Agreement.

     11.4 Any termination or expiration of this Agreement shall mean that each party shall no longer use any trademarks or service marks licensed under the terms of this Agreement or continue to provide the services described herein.


12.  INSPECTION OF RECORDS

     12.1 Each party will keep accurate records which are sufficient for the calculation of any amounts due hereunder and will make such records available to an independent third party during normal business hours, provided that such inspections (a) occur only on reasonable advance notice, (b) do not occur more frequently than once annually during the Term and or any renewal Terms of this Agreement, and for one year thereafter and (c) are conducted at the expense of this inspecting party unless such inspection shows a deviation in the amounts paid in excess of 5%, then the inspected party shall be liable for the cost of the inspection of records. It is understood and agreed that the independent third party inspector will be required to sign a non-disclosure agreement with the party to be inspected.

13.  GENERAL

     13.1 No Joint Venture: The sole relationship between the parties is that of independent contractors. Each party is an independent contractor and neither is an agent of the other. Each party shall be solely responsible for the actions of their respective employees, agents, and representatives.

     13.2 Governing Law: This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of laws. The parties specifically exclude the terms of the United Nations International Convention of Contracts.

     13.3 Non Assignment: Neither party shall transfer or assign any rights or delegate any of its obligations hereunder, whether in whole or in part, voluntary or by operation of law without the prior written consent of the other, whose consent shall not be unreasonably withheld.

     13.4 Notices: All notices, requests, demands, reports or other communications under this Agreement shall be in writing and may be sent by mail, facsimile, or authorized electronic address and offices specified below. Notices hereunder shall be directed to:

     13.5 Waiver: Any of the provisions of this Agreement may be waived by the party entitled to benefit thereof. Neither party shall be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing.

     13.6 No Third Party Beneficiaries: Nothing contained in this Agreement implies or is intended to confer upon any person other than the parties and respective successors or assigns of the parties, any rights remedies, obligations or liabilities whatsoever.

     13.7 Survival: The respective rights and obligations between the parties under the provisions of Sections 1, 8, 9, 10 (10.4 only for one year after the termination of the Agreement), 11 and 13 hereof shall survive expiration or termination of this Agreement.

     13.8 Entire Agreement: This Agreement (including the Exhibits, Attachments and or Addenda, if any,) represents the entire agreement of the parties with respect of the subject matter hereof and supersedes all prior and or contemporaneous agreements or understandings, written or oral between the parties with respect to the subject matter hereof.

     13.9 Counterparts/Facsimiles: This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. For the purposes hereof, a facsimile copy of this Agreement including the signature pages hereto, shall be deemed an original.


     IN WITNESS WHEREOF, the parties to this Agreement by their duly authorized representatives have executed this Agreement as of the date first written above.


COMPAQ COMPUTER CORPORATION                VERTICALNET, INC.


By:        /s/ Kurt Losert                 By: /s/ Mario Shaffer
           ---------------                     ------------------
Name:      Kurt Losert                     Name:   Mario Shaffer
           ---------------                         --------------
Title:     Vice President                  Title:  Vice President
           ---------------                         --------------